SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------
                                 SCHEDULE 14D-1

                   Tender Offer Statement Pursuant to Section
                 14(d)(1) of the Securities Exchange Act of 1934
                               (Amendment No. 11)*
                                (Final Amendment)
                            -------------------------

                      HIGH EQUITY PARTNERS L.P. - SERIES 86
                       (Name of Subject Company [Issuer])

                             OLYMPIA INVESTORS L.P.
                                OLYMPIA-GP, INC.
                       AMERICAN REAL ESTATE HOLDINGS, L.P.
                        AMERICAN PROPERTY INVESTORS, INC.
                                  CARL C. ICAHN
                             MILLENIUM FUNDING CORP.
                           MILLENIUM FUNDING III CORP.
                             PRESIDIO CAPITAL CORP.
                          PRESIDIO HOLDING COMPANY, LLC
                   NORTHSTAR PRESIDIO MANAGEMENT COMPANY, LLC
                            NORTHSTAR OPERATING, LLC
                         NORTHSTAR CAPITAL PARTNERS, LLC
                        NORTHSTAR CAPITAL HOLDINGS I, LLC
                                 DAVID HAMAMOTO
                                W. EDWARD SCHEETZ
                                    (Bidders)

                      UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                      (CUSIP Number of Class of Securities)

Bonnie D. Podolsky                          Edward W. Kerson
Gordon Altman Butowsky                      Proskauer Rose LLP
Weitzen Shalov & Wein                       1585 Broadway
114 West 47th Street                        New York, New York  10036
New York, New York  10036                   (212) 969-3000
(212) 626-0800

          (Name, Address and Telephone Number of Person Authorized to
             Receive Notices and Communications on Behalf of Bidder)

Calculation of Filing Fee

Transaction                                 Amount of
Valuation*:       $7,497,000                Filing Fee:       $1,499.40

         *For purposes of calculating the filing fee only. This amount assumes the purchase of 88,200 Units of the subject company for $85.00 per Unit in cash.

         [X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:$3,995 (based upon prior transaction valuation of $19,975,000, calculated for purposes of the filing fee, assuming the purchase of 235,000 Units of the subject company for $85.00 per Unit in cash)
Form or Registration No.: Schedule 14D-1
Filing Party: Olympia Investors L.P., Olympia-GP, Inc., American Real Estate Holdings, L.P., American Property Investors, Inc., Carl
C. Icahn
Dated Filed: March 12, 1998

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 14D-1
                               (Amendment No. 11)

CUSIP No.  None


1        NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Olympia Investors, L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                           AF; WC

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           32,160 Units

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES (See Instructions)                   / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  5.47%

10       TYPE OF REPORTING PERSON (See Instructions)
                  PN

                                 SCHEDULE 14D-1
                               (Amendment No. 11)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Olympia-GP, Inc.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a) /x/
                  (b) / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  32,160 Units

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES (See Instructions)                   / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  5.47%

10       TYPE OF REPORTING PERSON (See Instructions)
                  CO

                                 SCHEDULE 14D-1
                               (Amendment No. 11)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  American Real Estate Holdings, L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                 (a)  /x/
                 (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  WC

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  32,160 Units

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES (See Instructions)           / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  5.47%

10       TYPE OF REPORTING PERSON (See Instructions)
                  PN

                                 SCHEDULE 14D-1
                               (Amendment No. 11)

CUSIP No.    None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  American Property Investors, Inc.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  32,160 Units

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES (See Instructions)           / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  5.47%

10       TYPE OF REPORTING PERSON (See Instructions)
                  CO

                                 SCHEDULE 14D-1
                               (Amendment No. 11)

CUSIP No.   None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Carl C. Icahn

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  35,403 **

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES (See Instructions)           / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  6.02% **
10       TYPE OF REPORTING PERSON (See Instructions)
                  IN



** Includes 3,243 Units beneficially owned by Longacre Corp., a
Delaware corporation wholly-owned by Carl C. Icahn.

                                 SCHEDULE 14D-1
                               (Amendment No. 11)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Millenium Funding Corp.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  20

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES            (See Instructions)        / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  0.0%

10       TYPE OF REPORTING PERSON (See Instructions)
                  CO

                                 SCHEDULE 14D-1
                               (Amendment No. 11)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Millenium Funding III Corp.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  46,172

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES            (See Instructions)                 / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.9%

10       TYPE OF REPORTING PERSON (See Instructions)
                  CO

                                 SCHEDULE 14D-1
                               (Amendment No. 11)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Presidio Capital Corp.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  WC

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  British Virgin Islands

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  46,192

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES            (See Instructions)                 / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.9%

10       TYPE OF REPORTING PERSON (See Instructions)
                  HC

                                 SCHEDULE 14D-1
                               (Amendment No. 11)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Presidio Holding Company, LLC

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  WC

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  New York

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  46,192

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES            (See Instructions)                 / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.9%

10       TYPE OF REPORTING PERSON (See Instructions)
                  HC

                                 SCHEDULE 14D-1
                               (Amendment No. 11)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  NorthStar Presidio Management Company, LLC

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  46,192

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES            (See Instructions)                 / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.9%

10       TYPE OF REPORTING PERSON (See Instructions)
                  OO

                                 SCHEDULE 14D-1
                               (Amendment No. 11)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  NorthStar Operating, LLC

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  46,192

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES            (See Instructions)                 / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.9%

10       TYPE OF REPORTING PERSON (See Instructions)
                  OO

                                 SCHEDULE 14D-1
                               (Amendment No. 11)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  NorthStar Capital Partners, LLC

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  46,192

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES            (See Instructions)                 / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.9%

10       TYPE OF REPORTING PERSON (See Instructions)
                  OO

                                 SCHEDULE 14D-1
                               (Amendment No. 11)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  NorthStar Capital Holdings I, LLC

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  46,192

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES            (See Instructions)                 / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.9%

10       TYPE OF REPORTING PERSON (See Instructions)
                  HC

                                 SCHEDULE 14D-1
                               (Amendment No. 11)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  David Hamamoto

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  46,192

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES            (See Instructions)                 / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.9%

10       TYPE OF REPORTING PERSON (See Instructions)
                  IN

                                 SCHEDULE 14D-1
                               (Amendment No. 11)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  W. Edward Scheetz

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  46,192


8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES            (See Instructions)                 / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.9%

10       TYPE OF REPORTING PERSON (See Instructions)
                  IN

                       AMENDMENT NO. 11 TO SCHEDULE 14D-1

         This Amendment No. 11 constitutes the final amendment to the Tender Offer Statement on Schedule 14D-1 originally filed with the Securities and Exchange Commission by Olympia Investors, L.P., Olympia-GP Inc., American Real Estate Holdings, L.P., American Property Investors, Inc. and Carl C. Icahn on March 12, 1998, as amended by Amendments No. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10 and 11 thereto. All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Offer to Purchase dated March 12, 1998, as supplemented by the Supplement thereto dated July 1, 1998, and the related Assignment of Partnership Interest dated March 12, 1998, as amended through July 1, 1998.

Item 6.  Interest in Securities of Subject Company.

                  (a)-(b) At 12:00 midnight, New York City time, on Friday, July 24, 1998, the Offer expired pursuant to its terms. A total of 32,160 Units, representing 5.47% of the outstanding Units, were validly tendered and not withdrawn pursuant to the Offer. The Purchaser has accepted for payment, and the Depositary has mailed checks in payment of, all of those Units at the price of $85.00 per Unit.

                                   SIGNATURES

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: October 2, 1998


OLYMPIA INVESTORS, L.P.                   OLYMPIA GP-INC.

By:  OLYMPIA GP-INC.,                     By:      /s/ Martin L. Hirsch
     its general partner                          --------------------
                                                  Name: Martin L. Hirsch
     By:      /s/ Martin L. Hirsch                Title: Vice President
              -----------------------
              Name:  Martin L. Hirsch
              Title: Vice President



AMERICAN REAL ESTATE HOLDINGS, L.P.

By:      AMERICAN PROPERTY INVESTORS, INC.,
         its general partner

         By:      /s/ Martin L. Hirsch
                  -----------------------
                  Name:  Martin L. Hirsch
                  Title: Vice President



AMERICAN PROPERTY INVESTORS, INC.

By:      /s/ Martin L. Hirsch
         -----------------------
         Name:  Martin L. Hirsch
         Title: Vice President



   /s/ Theodore Altman
   ------------------------
         CARL C. ICAHN
         By:  Theodore Altman as
                  Attorney-in-fact


  [Signature Page for High Equity Partners, L.P. - Series 86, Schedule 14D-1 -
                                Amendment No. 11]

                                   SIGNATURES

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: October 2, 1998


MILLENIUM FUNDING CORP.                     MILLENIUM FUNDING III CORP.

By:      /s/ Allan B. Rothschild            By:      /s/ Allan B. Rothschild
         ---------------------                       ---------------------
         Name: Allan B. Rothschild                   Name: Allan B. Rothschild
         Title: Authorized Signatory                 Title: Authorized
                                                            Signatory


PRESIDIO CAPITAL CORP.                      PRESIDIO HOLDING COMPANY, LLC

By:      /s/ Allan B. Rothschild            By:      /s/ W. Edward Scheetz
         ---------------------                       ---------------------
         Name: Allan B. Rothschild                   Name: W. Edward Scheetz
         Title: Authorized Signatory                 Title: Authorized
                                                            Signatory


NORTHSTAR PRESIDIO MANAGEMENT               NORTHSTAR OPERATING, LLC
COMPANY, LLC
By:      /s/ Allan B. Rothschild            By:      /s/ W. Edward Scheetz
         ---------------------                       ---------------------
         Name: Allan B. Rothschild                   Name: W. Edward Scheetz
         Title: Authorized Signatory                 Title: Authorized
                                                        Signatory


NORTHSTAR CAPITAL PARTNERS, LLC             NORTHSTAR CAPITAL HOLDINGS I,
                                            LLC

By:      /s/ W. Edward Scheetz              By:      /s/ W. Edward Scheetz
         ---------------------                       ---------------------
         Name: W. Edward Scheetz                     Name: W. Edward Scheetz
         Title: Authorized Signatory                 Title: Authorized
                                                        Signatory


         /s/ W. Edward Scheetz                       /s/ David Hamamoto
   ------------------------                          ------------------------
         W. EDWARD SCHEETZ                             DAVID HAMAMOTO



  [Signature Page for High Equity Partners, L.P. - Series 86, Schedule 14D-1 -
                                Amendment No. 11]